Exhibit 10.24

COMMITMENT AND ACCEPTANCE

This Commitment and Acceptance is dated to be effective as of November 6, 2007, and is executed by American Crystal Sugar Company, a Minnesota cooperative corporation (“Borrower”), and CoBank, ACB (“Lender”).

RECITALS

Borrower and Lender are parties to a certain Amended and Restated Loan Agreement dated July 31, 2006, as amended from time to time (the “Loan Agreement”).  All capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.  Pursuant to the Loan Agreement, Lender has provided Borrower a Revolving Loan up to the principal amount of $360,000,000.  According to Section 2.1(f) of the Loan Agreement, Borrower may request that a Loan be increased by up to the aggregate amount of $100,000,000 (the “accordion provision”) in accordance with the terms and conditions thereof.  Borrower wishes to utilize $30,000,000 of the $100,000,000 accordion provision to increase the Revolving Loan from $360,000,000 to $390,000,000 from November 6, 2007 through June 1, 2008.  Borrower has given a Loan Increase Notice to Lender requesting such increase in accordance with the Loan Agreement.  Lender has notified Borrower confirming such increase pursuant to the Loan Agreement.  This Commitment and Acceptance is executed in connection with such increase as required by the Loan Agreement.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree to the following:

1.             Revolving Loan Increase.  Lender hereby confirms an increase in the Revolving Loan Amount of $30,000,000 (“Revolving Loan Increase”) effective as of November 6, 2007 through June 1, 2008.  Therefore, the Revolving Loan Amount shall not at any time be greater than Three Hundred Ninety Million Dollars ($390,000,000) from November 6, 2007 through June 1, 2008.  Otherwise, the Revolving Loan Amount shall be defined as set forth in the Loan Agreement.  Borrower hereby accepts the Revolving Loan Increase from November 6, 2007 through June 1, 2008.  The Revolving Loan Increase shall be evidenced by and repayable in accordance with Borrower’s Revolving Note dated November 3, 2006 in the principal amount of $400,000,000.  Borrower shall pay additional Revolving Loan Fees with respect to the Revolving Loan Increase in the amount of $15,000.00 in accordance with Section 2.14(a) of the Loan Agreement, which fees are payable on the date of this Commitment and Acceptance and are not refundable to Borrower.

2.             Representations and Warranties.  Borrower restates, represents and warrants the representations and warranties set forth in Article IV of the Loan Agreement as of the date of this Commitment and Acceptance.

3.             Loan Agreement.  This Commitment and Acceptance is executed pursuant to the Loan Agreement and hereby constitutes a Loan Document executed under the Loan Agreement.  In the event any provision of this Commitment and Acceptance is inconsistent with any provision of the Loan Agreement, the provision of the Loan Agreement shall control.

IN WITNESS WHEREOF, the parties have executed this Commitment and Acceptance to be effective as of the day and year first above written.

AMERICAN CRYSTAL SUGAR COMPANY,
a Minnesota cooperative corporation

By	/s/ Samuel S. M. Wai
Name	Samuel S. M. Wai
Title	Treasurer

CoBANK, ACB

By	/s/ Michael Tousignant
Name	Michael Tousignant
Title	Vice President